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                                                                      EXHIBIT 11


                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          1999           1998           1997
                                                       ---------      ---------      ---------
BASIC:
   Average number of common shares outstanding            58,348         60,948         51,257
                                                       ---------      ---------      ---------

   Net income (loss)                                   $  57,909      $(234,764)     $ 159,926

   Less cash dividends paid on convertible
      preferred shares:
      Series A ($1.60 paid per share)                       (598)          (610)          (683)
      Series B ($1.26 paid per share)                    (21,391)       (21,732)       (24,774)
      Series C ($0.03 paid per share)                       (185)            --             --
      Series D ($0.02 paid per share)                       (131)            --             --
      Repurchase price in excess of recorded value          (251)            --             --
                                                       ---------      ---------      ---------
Net income available to common stockholders            $  35,353      $(257,106)     $ 134,469
                                                       ---------      ---------      ---------

Basic net income (loss) per common share               $    0.61      $   (4.22)     $    2.62
                                                       ---------      ---------      ---------

DILUTED:*
   Average number of common shares outstanding            58,348         60,948         51,257
   Assumed conversion of dilutive convertible
      preferred shares:
      Series A                                                --             --            889
      Series B                                                --             --         14,776
      Series C                                               339             --             --
      Series D                                               339             --             --
   Incremental shares calculated using the
      treasury stock method                                   20             --          1,101

                                                          59,046         60,948         68,023
                                                       ---------      ---------      ---------
Net income (loss)                                      $  57,909      $(234,764)     $ 159,926
   Less cash dividends paid on antidilutive
      convertible preferred shares:
      Series A ($1.60 paid per share)                       (598)          (610)            --
      Series B ($1.26 paid per share)                    (21,391)       (21,732)            --
      Repurchase price in excess of recorded value          (251)            --             --
                                                       ---------      ---------      ---------
Net income available to common stockholders            $  35,669      $(257,106)     $ 159,926
                                                       ---------      ---------      ---------
Diluted net income (loss) per common share             $    0.60      $   (4.22)     $    2.35
                                                       ---------      ---------      ---------

* The Series A and B shares were not considered convertible for purposes of calculating diluted net income (loss) per common share in 1999 and 1998 because the effects of conversion were antidilutive. The Series C and D shares were issued in December 1999.